Exhibit 99.1

For immediate release

Endeavour Announces 2014 Second Quarter

Financial and Operational Results

Houston, August 5, 2014 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported physical production for the quarter that exceeded the Company’s revised guidance range of 10,500 – 11,500 barrels of oil equivalent per day (“boepd”) previously announced on June 10, 2014. Physical production for the second quarter of 2014 averaged 12,900 boepd compared to 9,500 boepd for the same quarter of 2013. Sales volumes for the second quarter of 2014 were 7,400 boepd, compared to 14,500 boepd for the same quarter in the prior year.

The Company did not have a lifting of production at the Alba field during the quarter, so revenues were significantly lower than would have been if based on physical production. Physical production for the quarter produced but not lifted is recorded as deferred revenue on the balance sheet. Endeavour estimates that there will be three to four liftings per year at the Alba field. The most recent lifting occurred on July 4, 2014 and the associated revenues of approximately $50 million will be reflected in the Company’s third quarter results. A similar situation occurred in the third quarter of 2013, when there was no lifting at the Alba field.

The Company reported a second quarter 2014 net loss, as adjusted of $38.7 million compared to a net loss, as adjusted of $12.6 million for the same period in 2013. On a GAAP basis, net loss for the second quarter was $36.7 million as compared to net loss of $13.9 million for the same quarter in 2013.

Recent Events:

•	Rochelle field fully operational with both wells producing during the quarter

•	Settled and received $12.6 million in proceeds for the Rochelle E1Y well insurance claim

•	Executed a forward sale for $22.5 million

•	Successfully finished the hydraulic fracture stimulation of a third Pennsylvania Marcellus well

“During the quarter we were able to establish production from both wells at the Rochelle field. We experienced periods during the quarter where production rates exceeded 100 million cubic feet of gas per day (“mmcfd”) and 4,000 boepd. This confirms our confidence in the Rochelle field’s potential,”

said William L. Transier, chairman, chief executive officer and president. “However, we continue to be challenged by unexpected downtime and lower production efficiency rates which are directly attributable to the production facilities we do not control. We are working with the operators at Alba and Rochelle to improve ongoing performance.”

Operational Update

North Sea

At Rochelle, the West Rochelle (W1) development well was returned to production in mid-May. The E2 and W1 wells produced together during the quarter and achieved production rates greater than 100 million cubic feet equivalent per day (“mmcfed”) for 32 days during the second quarter. The Scott Platform began its planned shutdown period on July 27, 2014 and so the Rochelle Field is expected to be shut-in for three weeks until the Scott Platform goes back into service. The shutdown at the Scott Platform is being executed to coincide with the previously announced maintenance work occurring on the Forties Pipeline System. Endeavour has a 44% working interest in Rochelle.

At Alba, the A69 well is being completed and is expected to start production this month. Progress was made in the southern part of the field with partial water injection being reinstated. Installation of the replacement pipeline is planned early in the first quarter of 2015, with start-up expected in the second quarter. The partial reinstatement of water injection in the southern part of the field has sustained production throughout the second quarter. Well A69 is expected to increase overall production rates in the third quarter. Endeavour has a 25.68% working interest in Alba.

Bacchus continues to perform at rates above the Company’s expectations. The B3Y well has not, as expected, been turned into a water injector because of certain technical issues. Future options for the B3Y well continue to be evaluated. Endeavour has a 30% working interest in the field.

North America

In the Pennsylvania Marcellus, Endeavour successfully completed hydraulic fracture stimulation of the C-13 horizontal well, the third completion this year in the Daniel Field. The Company’s operated activity included more than double the number of frac stages on the longest laterals to date relative to previous wells. Following these successful well completions, operatorship of the Marcellus assets was transferred to Samson Exploration, LLC. Later this year, the wells will be tied into a new third-party pipeline being commissioned by EQT Corporation that allows firm capacity of up to 10 mmcfd, with potential for future expansion.

In the Piceance Basin Rim play in Northwest Colorado, Endeavour has two projects targeting liquids-rich Niobrara and Frontier objectives. At present, a rig has commenced drilling an initial horizontal Niobrara test at the Company’s Wiley prospect. Endeavour has leasehold and drilling options on 40,000 gross acres and 27,000 net acres.

Finance

In May, Endeavour entered into a third forward sale agreement receiving a payment of $22.5 million. This effectively hedged a portion of production by locking in pricing for in excess of 200,000 barrels of oil, over a six-month delivery period. The forward sale is expected to be fulfilled in November 2014. The first forward sale commitment was fulfilled in June 2013 and the second in March 2014.

In January of this year, the Company refinanced its revolving credit facility ($115 million at 13%) and two reimbursement agreements ($120 million at 13% and $33 million at 9% interest) into a new senior secured first lien term loan with an interest rate of 8.25% (libor + 700 basis points). During the second quarter, the first full quarter reflecting the refinancing impact, Endeavour realized cash interest expense savings of $4 million ($16 million on annualized basis). In addition, gross general and administrative expenses were reduced, as a result of the previously announced consolidation of the Company’s U.K. offices, headcount reductions and other cost reduction initiatives.

Also during the quarter, the Company settled an insurance claim for the Rochelle E1Y well, which was damaged in early 2013, for £7.5 million (approximately $12.6 million). The proceeds from the settlement were received in June.

Third Quarter Production Guidance and Maintenance Downtime

In the U.K. North Sea, the third quarter is typically the time to perform maintenance and other tasks on infrastructure. During 2014, Endeavour anticipates that all of its producing fields will be modestly impacted. These shutdowns will be less invasive than those experienced in 2013, but will still have an impact on third quarter physical production.

At present, there is a 16 day shutdown on the Forties Pipeline System planned in August that will affect oil production from Bacchus and Rochelle. Currently underway is a three week Rochelle shutdown which coincides with the work being done at Forties. At Alba during August, a short shutdown of three days is planned to test the emergency systems. Average daily physical production volumes are expected to be in the range of 9,500 – 10,500 boepd for the third quarter of 2014.

Earnings Conference Call, Tuesday, August 5, 2014 at 9:00 a.m., Central Time, 3:00 p.m. British Summer Time

Endeavour International will host a conference call and web cast to discuss its 2014 second quarter financial and operating results on Tuesday, August 5, 2014 at 9:00 a.m. Central Time, 3:00 p.m. British Summer Time. A supporting slide deck for the conference call is available on the home page of Endeavour’s website at www.endeavourcorp.com and under the Investor Relations section in conjunction with the details for the conference call. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 3569591. The toll-free numbers are 888-221-3886 in the United States and 0-808-101-7548 in the United Kingdom. Other international callers should dial 913-312-1453 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on August 5, 2014 through 12:00 p.m. on August 11, 2014 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 3569591.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations
Darcey Matthews	713.307.8711

Pelham Public Relations – UK Media
Philip Dennis	+44 (0)207 861 3919
Henry Lerwill	+44 (0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	June 30, 2014	December 31, 2013
	(unaudited)

Assets
Current Assets:
Cash and cash equivalents	$83,209	$34,742
Accounts receivable	46,992	65,171
Prepaid expenses and other current assets	103,550	60,318

Total Current Assets	233,751	160,231

Property and Equipment, Net	1,032,281	1,072,151
Goodwill	259,238	259,238
Other Assets	30,455	33,222

Total Assets	$1,555,725	$1,524,842

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$32,907	$38,033
Current maturities of debt	2,131	—
Deferred revenue	57,811	20,965
Monetary production payment, current	125,833	74,167
Accrued expenses and other	94,748	88,625

Total Current Liabilities	313,430	221,790

Long-Term Debt	894,122	870,878
Deferred Taxes	183,501	146,213
Other Liabilities	162,457	223,870

Total Liabilities	1,553,510	1,462,751

Commitments and Contingencies

Series C Convertible Preferred Stock	43,703	43,703

Stockholders’ Equity	(41,488)	18,388

Total Liabilities and Stockholders’ Equity	$1,555,725	$1,524,842

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$44,857	$126,165	$139,021	$183,837

Cost of Operations:
Operating expenses	6,847	38,103	34,017	55,593
Depreciation, depletion and amortization	32,251	51,923	77,220	74,870
Impairment of oil and gas properties	—	—	—	3,534
General and administrative	5,240	4,882	10,089	10,364

Total Expenses	44,338	94,908	121,326	144,361

Income From Operations	519	31,257	17,695	39,476

Other Income (Expense):
Unrealized gains (losses) on derivatives	2,010	(1,277)	4,669	303
Interest expense	(31,431)	(24,447)	(62,908)	(45,885)
Letter of credit fees	(2,270)	(7,128)	(6,059)	(18,508)
Loss on early extinguishment of financing agreements	—	—	(3,543)	—
Litigation settlement expense	—	—	(19,034)	—
Unrealized gain (loss) on foreign currency exchange	(4,511)	1,072	(5,784)	10,831
Other expense	(1,402)	(2,081)	(3,423)	(1,960)

Total Other Expense	(37,604)	(33,861)	(96,082)	(55,219)

Loss Before Income Taxes	(37,085)	(2,604)	(78,387)	(15,743)

Petroleum Revenue Tax (“PRT”) Expense	2,243	7,012	3,968	7,208
Corporate Tax Expense (Benefit)	(2,655)	4,269	(811)	4,981

Total Tax Expense	(412)	11,281	3,157	12,189

Net Loss	(36,673)	(13,885)	(81,544)	(27,932)

Preferred Stock Dividends	456	456	911	911

Net Loss to Common Stockholders	$(37,129)	$(14,341)	$(82,455)	$(28,843)

Net Loss per Common Share:
Basic and Diluted	$(0.72)	$(0.30)	$(1.63)	$(0.61)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	51,580	47,092	50,591	47,076

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Six Months Ended
	June 30,
	2014	2013
Cash Flows from Operating Activities:
Net loss	$(81,544)	$(27,932)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	77,220	74,870
Impairment of oil and gas properties	—	3,534
Deferred tax benefit	(7,951)	(2,457)
Unrealized gains on derivatives	(4,669)	(303)
Amortization of non-cash compensation	2,123	1,632
Amortization of loan costs and discount	13,376	8,695
Non-cash interest expense	3,812	3,454
Loss on early extinguishment of financing agreements	6,856	—
Litigation settlement expense	14,034	—
Other	6,605	(2,444)
Changes in operating assets and liabilities	30,068	12,562

Net Cash Provided by Operating Activities	59,930	71,611

Cash Flows From Investing Activities:
Capital expenditures	(39,302)	(108,786)
Acquisitions, net of cash acquired	—	—
Proceeds from sales, net of cash	1,352	—
Proceeds from insurance settlement	12,606
Increase in restricted cash	(2,521)	—

Net Cash Used in Investing Activities	(27,865)	(108,786)

Cash Flows From Financing Activities:
Repayments of borrowings	(115,699)	—
Borrowings under debt agreements, net of debt discount	140,625	—
Proceeds from issuance of common stock	12,336	—
Proceeds from issuance of monetary production payment	—	125,000
Repayments of monetary production payment	(10,833)	—
Financing costs paid	(9,193)	(15,804)
Other financing	(834)	(416)

Net Cash Provided by Financing Activities	16,402	108,780

Net Increase in Cash and Cash Equivalents	48,467	71,605
Cash and Cash Equivalents, Beginning of Period	34,742	59,185

Cash and Cash Equivalents, End of Period	$83,209	$130,790

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sales volume: (1)
Oil and condensate sales (mbbls):
United Kingdom	255	1,205	1,087	1,713
United States	—	1	—	1

Total	255	1,206	1,087	1,714

Gas sales (mmcf):
United Kingdom	2,109	15	2,694	26
United States	415	667	846	1,489

Total	2,524	682	3,540	1,515

Oil equivalent sales (mboe):
United Kingdom	606	1,207	1,536	1,717
United States	70	112	141	249

Total	676	1,319	1,677	1,966

Total boed	7,424	14,497	9,269	10,862

Physical production volume (boed): (1)
United Kingdom	12,079	8,083	10,351	7,973
United States	800	1,415	818	1,454

Total	12,879	9,498	11,169	9,427

Realized Price, before and after derivatives:
United Kingdom:
Oil and condensate price ($ per bbl)	$106.34	$102.68	$104.19	$104.37

Gas price ($ per mcf)	$7.62	$8.19	$8.19	$8.06

Equivalent oil price ($ per boe)	$71.17	$102.57	$88.10	$104.23

United States:
Oil and condensate price ($ per bbl)	$97.33	$85.46	98.67	88.19

Gas price ($ per mcf)	$4.07	$3.40	$4.30	$3.22

Equivalent oil price ($ per boe)	$24.85	$20.72	$26.01	$19.49

Total:
Oil and condensate price ($ per bbl)	$106.32	$102.67	$104.19	$104.37

Gas price ($ per mcf)	$7.03	$3.50	$7.26	$3.30

Equivalent oil price ($ per boe)	$66.40	$95.64	$82.87	$93.51

(1)	We record oil revenues when deliveries have occurred and legal ownership of the oil transfers to the customer. Physical production may differ from sales volumes based on the timing of tanker liftings for our international sales.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net loss to the following non-GAAP financial measures: net income (loss), as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(Amounts in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net loss	$(36,673)	$(13,885)	$(81,544)	$(27,932)
Impairment of oil and gas properties (net of tax) (1)	—	—	—	3,534

Unrealized gains (losses) on derivatives (net of tax) (2)	(2,010)	1,277	(4,669)	(303)
Loss on early extinguishment of financing agreements (net of tax) (3)	—	—	1,220	—

Litigation settlement expense (net of tax) (1)	—	—	19,034	—

Net Loss as Adjusted	$(38,683)	$(12,608)	$(65,959)	$(24,701)

Net loss	$(36,673)	$(13,885)	$(81,544)	$(27,932)
Unrealized gains on derivatives	(2,010)	1,277	(4,669)	(303)
Net interest expense	31,425	24,427	62,892	45,849
Letter of credit fees	2,270	7,128	6,059	18,508
Depreciation, depletion and amortization	32,251	51,923	77,220	74,870
Impairment of oil and gas properties	—	—	—	3,534
Loss on early extinguishment of financing agreements	—	—	3,543	—
Litigation settlement expense	—	—	19,034	—
Income tax expense (benefit)	(412)	11,281	3,157	12,189

Adjusted EBITDA	$26,851	$82,151	$85,692	$126,715

(1)	We recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Since the unrealized gains on derivatives were related to liabilities other than the U.K., we recognized no tax benefits as there was no assurance that we could generate any taxable earnings.
(3)	Net of tax benefit of none, none, $2,323 and none, respectively.